EXHIBIT 99.1

NeuroMetrix, Inc. Reports Total Revenues of $8.5 Million for the Second Quarter of 2008

- Decrease of 26% from the second quarter of 2007

- Cash and investment position of $22.8 Million

- Commercial launch of ADVANCE™ System to neurologists and other specialists

- Medical equipment sales focused on specialist physicians with peripheral nerve expertise

WALTHAM, Mass.—(BUSINESS WIRE)—August 5, 2008—NeuroMetrix, Inc. (Nasdaq: NURO), a science-based medical device company advancing patient care through the development and marketing of innovative medical device products that aid physicians in the assessment and treatment of diseases and injuries of peripheral nerves, and that provide regional anesthesia and pain control, announced today its financial results for the three- and six-month periods ended June 30, 2008.

Total revenues for the three months ended June 30, 2008, the Company’s second quarter, were $8.5 million, compared with $11.5 million for the second quarter of 2007, representing a decline of 26%.  During the three-month periods ended June 30, 2008 and 2007, 90% and 87% of revenues, respectively, were derived from consumables sales, 6% and 11% of revenues, respectively, were derived from medical equipment sales and 4% and 2% of revenues, respectively, were derived from DigiScope sales.  In prior quarters, medical equipment sales were identified as diagnostic device sales and consumables sales were identified as biosensor sales.  Medical equipment sales include revenues from sales of NC-stat devices and NC-stat docking stations and the ADVANCE device and related modules.  Consumables sales includes revenues from sales of nerve specific electrodes (i.e., biosensors) and, in future periods, is expected to also include revenues from other consumables that are being developed for use with the ADVANCE System.

Total revenues for the six months ended June 30, 2008 were $17.6 million, compared with $23.2 million for the six months ended June 30, 2007, representing a decline of 24%.  During the six month periods ended June 30, 2008 and June 30, 2007, 89% and 87% of revenues, respectively were derived from consumable sales, 7% and 11% of revenues, respectively, were derived from medical equipment sales and 4% and 2% of revenues, respectively, were derived from DigiScope sales.

The gross margin percentage for the second quarter of 2008 was 70.7% of revenues, compared with 73.3% of revenues for the second quarter of 2007. In the second quarter of 2008, the gross margin percentage for consumables was 72.5% of revenues, compared with 73.4% of revenues in the second quarter of 2007, due to lower sales volumes and increased discounting. The gross margin percentage for medical equipment was 58.8% of revenues for the second quarter of 2008, compared with 80.7% of revenues for the second quarter of 2007, due to lower average selling prices, in part, resulting from the introduction and transition of existing customers to the ADVANCE System which began commercial sales in late May.  The gross margin percentage for the DigiScope for the second quarter of 2008 was 48.5% compared with 20.3% in the second quarter of 2007. The increase in gross margins for the DigiScope resulted from the acquisition of EyeTel Imaging, Inc. in December 2007.

The gross margin percentage for the six months ended June 30, 2008 was 71.6% of revenues, compared with 73.5% of revenues for the six months ended June 30, 2007. For the six months ended June 30, 2008, the gross margin percentage for consumables was 73.1% of revenues, compared with 73.6% of revenues for the six months ended June 30, 2007, due to lower sales volumes and increased discounting. The gross margin percentage for medical equipment was 66.8% of revenues for the six months ended June 30, 2008, compared with 81.4% of revenues for the six months ended June 30, 2007, due to lower average selling prices as discussed above.  The gross margin percentage for the Digiscope was 49.3% of revenues for the six months ended June 30, 2008, compared with 19.2% of revenues for the six months ended June 30, 2007.  The increase in gross margins for the DigiScope resulted from the acquisition of EyeTel Imaging, Inc. in December 2007.

The net loss for the second quarter of 2008 was approximately $4.9 million, including a write-down of $1.4 million of our investment in Cyberkinetics Neurotechnology Systems Inc., compared with a net loss of approximately $1.3 million for the second quarter of 2007. The net loss for the six month period ended June 30, 2008 was $15.7 million, including a goodwill impairment charge of $5.8 million and write-down of $2.1 million of our investment in Cyberkinetics, compared with net loss of $2.7 million for the six month period ended June 30, 2007.

Basic and diluted net loss per share was $(0.36) for the three months ended June 30, 2008, compared with basic and diluted net loss per share of $(0.10) for the three months ended June 30, 2007.  Basic and diluted net loss per share was $(1.15) for the six months ended June 30, 2008, compared with basic and diluted net loss per share of $(0.21) for the six months ended June 30, 2007.

Cash and cash equivalents and short-term investments totaled $22.8 million as of June 30, 2008 compared with $29.7 million as of December 31, 2007.

Shai N. Gozani, M.D., Ph.D., NeuroMetrix’s President & CEO commented, “Our revenues in the second quarter of 2008 were down approximately 26% from the same period in 2007 primarily due to reimbursement uncertainty surrounding the NC-stat System, the reduction in our direct sales force in the second quarter of 2008, and the termination of our independent sales agency relationships during the second half of 2007.  During the last quarter, our active customer count, which is a twelve-month look back at accounts utilizing our neurodiagnostic instruments, decreased by about 100 to 5,480 physician practices and clinics as of the end of the second quarter of 2008.  The average consumables usage per customer during the second quarter of 2008 was unchanged from the prior quarter.”

“On July 1, 2008 the American Medical Association (“AMA”) CPT Editorial Panel electronically published new Category III CPT codes on its public website. Although the Editorial Panel voted on a Category III code describing nerve conduction studies performed with pre-configured electrodes at its February 2008 meeting, there were no Category III CPT codes published relating to nerve conduction studies performed using the NC-stat System.  The Editorial Panel may publish CPT codes or coding recommendations at a future date for nerve conduction study procedures such as those utilized with the NC-stat System.  The publication by the AMA of new CPT codes or other coding recommendations for nerve conduction studies could adversely impact reimbursement for procedures using the NC-stat System.  Our business continues to be adversely impacted by uncertainty surrounding reimbursement for nerve conduction studies performed using the NC-stat System, and therefore NC-stat revenues may continue to decline during 2008.”

“We continue to believe that nerve conduction studies have an important role in primary care and will actively support the family and internal medicine physicians currently using the NC-stat to optimize their clinical care of patients. However, until reimbursement clarity emerges on CPT coding and through more favorable commercial insurer policies, we expect limited new sales of NC-stat Systems to new customers within this market.”

Dr. Gozani further commented, “We are now focusing our medical equipment sales efforts primarily on specialist physicians with peripheral nerve expertise.  Consistent with that strategy, we launched the ADVANCE System into the neurology, physical medicine & rehabilitation (PM&R), neurosurgery, orthopedic and hand surgery, and pain medicine markets in late May following its 510(k) clearance by the FDA.  ADVANCE is a comprehensive platform for the performance of traditional nerve conduction studies and needle electromyography procedures.  We are pleased that over 50 ADVANCE Systems were placed with new and existing NeuroMetrix customers in the second quarter of 2008.”

Dr. Gozani added, “Our product pipeline is well aligned to our strategy of providing innovative diagnostic, monitoring, and therapeutic products to specialist physicians with peripheral nerve expertise.  In the second quarter of 2008, we filed a 510(k) for our UNIVERSAL™ Electrodes.  These individually placed electrodes enable nerve conduction measurements from essentially any nerve and location.   Pending 510(k) clearance and manufacturing ramp-up, we expect to market these electrodes for use with ADVANCE in the fourth quarter of 2008.   We are developing additional UNIVERSAL series electrodes.”

Company to Host Live Conference Call and Webcast

The Company’s management team will host a live conference call and webcast at 10:00 a.m. Eastern time on Tuesday, August 5, 2008 to discuss the Company’s financial results for the three-month period ending June 30, 2008. In addition, the Company may answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company. The conference call may be accessed in the United States by dialing 800-659-1942 and using the confirmation code 17795468. Internationally, the conference call may be accessed by dialing 617-614-2710 and using the same confirmation code. The webcast, along with the earnings press release and accompanying condensed financial statements, will be accessible from the Company’s website at www.neurometrix.com under the “Investor Relations” tab and a replay of the webcast will be available on the Company’s website. A replay of the conference call will be available starting two hours after the call by dialing 888-286-8010, domestically and 617-801-6888, internationally. The confirmation code to access the replay is 14984232. The replay will be available for three months after the conference call.

About NeuroMetrix

NeuroMetrix is a science-based medical device company advancing patient care through the development and marketing of innovative medical device products that aid physicians in the assessment and treatment of diseases and injuries of peripheral nerves, and that provide regional anesthesia and pain control. To date, our focus has been primarily on the assessment of neuropathies. Neuropathies affect the peripheral nerves and parts of the spine and are frequently caused by or associated with carpal tunnel syndrome, diabetes, sciatica, and other clinical disorders. We have marketed the NC-stat System, an automated nerve conduction study device, since 1999 to primary care and specialist physicians.  We also market the ADVANCE System, a comprehensive platform for the performance of traditional nerve conduction studies and needle electromyography procedures, to specialist physicians with peripheral nerve expertise.

Our product pipeline includes a system designed to precisely deliver pharmacologic agents such as anesthetics and corticosteroids in close proximity to nerves (“perineurally”) for regional anesthesia, pain control and the treatment of focal neuropathies such as carpal tunnel syndrome. We are also developing products for intra-operative peripheral nerve assessment and monitoring and a neurostimulation based product that promotes nerve fiber regeneration for the treatment of acute nerve injuries such as those resulting from lacerations or other forms of trauma.

Diabetic retinopathy is a common neurovascular complication of diabetes and the leading cause of blindness among working age adults. NeuroMetrix markets the DigiScope™, which is a retinal imaging system designed for use at the point-of-care in physician offices and vision clinics.

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the Company’s or its management’s expectations, hopes, beliefs, intentions or strategies regarding the future.  The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan,” “hope” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.  These risks and uncertainties include, but are not limited to, risks and uncertainties associated with: the manufacturing and marketing of new potential products; obtaining necessary regulatory approvals or clearances; reimbursement by third party payers to the Company’s customers for procedures performed using ADVANCE, including potential limitations resulting from the AMA CPT Editorial Panel process; effectiveness of the Company’s products compared to other medical device products; protection of the Company’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; competition; dependence upon computer and communication infrastructure utilized by the Company’s products; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to the Company’s products; the potential violation of federal or state laws prohibiting “kickbacks” and false and fraudulent claims or adverse affects of challenges to or investigations into the Company’s practices under these laws, including the investigation by the Office of the Inspector General within the Department of Health and Human Services and the U.S. Department of Justice that we are subject to; the Company’s financial condition; and the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CONTACT:

NeuroMetrix, Inc.

Joseph Calo

781-314-2775

Principal Financial Officer

neurometrix.ir@neurometrix.com

SOURCE:

NeuroMetrix, Inc.

NeuroMetrix, Inc.

Condensed Statement of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(Consolidated)		(Consolidated)
Revenues:
Medical equipment	$512,309	$1,223,173	$1,262,213	$2,502,377
Consumables	7,615,491	10,048,336	15,601,278	20,321,114
Other	365,371	204,000	727,635	409,804

Total revenues	8,493,171	11,475,509	17,591,126	23,233,295

Cost of revenues	2,490,983	3,067,635	4,987,399	6,162,253

Gross margin	6,002,188	8,407,874	12,603,727	17,071,042

Operating expenses:
Research and development	1,555,082	1,266,691	3,176,812	2,481,763
Sales and marketing	4,016,725	6,019,947	9,626,973	11,995,885
General and administrative	3,967,233	2,868,650	7,779,603	6,210,868
Charge for impaired goodwill	—	—	5,833,464	—
Amortization of intangible assets	245,000	—	437,500	—

Total operating expenses	9,784,040	10,155,288	26,854,352	20,688,516

Loss from operations	(3,781,852)	(1,747,414)	(14,250,625)	(3,617,474)

Loss on available-for-sale investment	(1,401,146)	—	(2,057,165)	—
Interest income	202,560	456,423	493,585	949,201

Loss before minority interest	(4,980,438)	(1,290,991)	(15,814,205)	(2,668,273)
Minority interest	52,500	—	78,750	—

Net loss	$(4,927,938)	$(1,290,991)	$(15,735,455)	$(2,668,273)

Basic and diluted net loss per common share	$(0.36)	$(0.10)	$(1.15)	$(0.21)

Basic and diluted weighted average shares used to compute net loss per common share	13,693,449	12,611,880	13,691,792	12,608,673

NeuroMetrix, Inc.

Condensed Balance Sheets

(Unaudited)

	June 30, 2008	December 31, 2007
	(Consolidated)
Assets
Current assets:

Cash and cash equivalents	$13,513,856	$7,097,239
Short-term held-to-maturity investments	9,257,911	22,621,741
Restricted cash	45,000	45,000
Accounts receivable, net	5,029,026	5,731,697
Inventories	6,145,290	5,354,338
Prepaid expenses and other current assets	1,072,268	710,159
Current portion of deferred costs	421,320	464,061

Total current assets	35,484,671	42,024,235

Restricted cash	408,000	1,458,598
Fixed assets, net	2,739,001	2,973,718
Long-term available-for-sale investment	442,835	1,058,255
Goodwill	—	5,833,464
Intangible assets, net	4,462,500	2,800,000
Deferred costs	158,973	226,304
Other long-term assets	55,082	—

Total assets	$43,751,062	$56,374,574

Liabilities, Minority Interest and Stockholders’ Equity
Current liabilities:

Accounts payable	$1,548,635	$2,627,889
Accrued expenses	3,945,686	4,436,109
Current portion of deferred revenue	1,689,014	1,643,026
Current portion of capital lease obligation	12,900	12,900

Total current liabilities	7,196,235	8,719,924

Deferred revenue	618,470	891,958
Capital lease obligation - net of current portion	11,825	18,275
Other long-term liabilities	—	14,546

Total liabilities	7,826,530	9,644,703

Minority Interest	2,021,250	—

Stockholders’ equity
Common stock	1,377	1,369
Additional paid-in capital	111,702,948	110,235,835
Accumulated deficit	(77,801,043)	(62,065,588)
Accumulated other comprehensive loss	—	(1,441,745)

Total stockholders’ equity	33,903,282	46,729,871

Total liabilities, minority interest and stockholders’ equity	$43,751,062	$56,374,574